Issuer Free Writing Prospectus
File Pursuant to Rule 433
Registration Statement No. 333-137902
Dated April 21, 2009

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Principal protection and `Absolute Return'. DWS Investments is proud to offer
Absolute Return Barrier Notes (M-Notes) and Contingent Absolute Return
Certificates of Deposit (M-CDs) as an innovative solution. We've listened to what you've been telling us: wealth preservation combined with market participation are top-of-mind for financial advisors and investors alike. Even investors with long horizons and deep experience realize that market realities have changed. An investment that offers principal protection and market participation provides you with an important investment tool.

M-Notes and M-CDs are financially-engineered structured products designed to help investors manage portfolio risk and volatility. M-Notes and M-CDs provide investors with full principal protection, if held to maturity (subject to the credit of the issuer), and the potential for positive returns in both bullish and bearish markets. Both products may be structured to provide investors with exposure to a wide variety of asset classes, including equity indices, commodity indicies and baskets of indices. M-CDs have the additional benefit of
FDIC insurance up to applicable limits.

Like all of our Structured Products, M-Notes and M-CDs offer investors an alternative to more traditional investments, giving you additional flexibility to manage your clients' investment needs in every market environment.

To learn more about M-Notes, M-CDs or other DWS Structured Products, visit
www.dws-sp.com.

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Deutsche Bank AG has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission, or SEC, relation to the M-Notes. Before you invest, you should read the prospectus in that registration statement and other documents relating to the M-Notes being offered that Deutsche Bank AG files with the SEC for more complete information about Deutsche Bank AG and the M-Notes offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in an M-Notes offering will arrange to send you to the prospectus, prospectus supplement and any applicable term sheet if you so regret by calling toll-free 1-800-311-4409.

In connection with a particular offering of M-Notes, you may revoke your offer to purchase the M-Notes at any time prior to the time at which the Issuer accepts such offer by notifying in applicable agent. The Issuer reserves the right to change the terms of, or reject any offer to purchase, the M-Notes prior to their issuance. The Issuer will, via the applicable agency, notify you in the event of any changes to the terms of the M-Notes, and you will be asked to accept such changes in connection with you purchase of any M-Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the M-Notes.

ISSUER FREE WRITING PROSPECTUS | Files Pursuant to Rule 433 | Registration Statement No. 333-137902 | Dated: April 21, 2009

RISK CONSIDERATIONS: Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisors in connection with any investment in a structured product.

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company NOT FDIC/NCUA. INSURED OR GUARANTEED, MAY LOSE VALUE, NO BANK GUARANTEE, NOT A DEPOSIT, NOT INSURED BY ANY FEDERAL GOVERNMENT. DWS AGENCY INVESTMENTS DISTRIBUTORS, INC., 222 SOUTH  RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606-5808 | email: rep@dws.com | web: dws-investments.com | tel: (800) 621-1148 | DWS STRUCTURED PRODUCTS | 345 PARK AVENUE, 27TH FLOOR, NEW YORK, NY 10154 | email: dws-sp@db.com | web: dws-sp.com | tel:com (866) 637-9185 | ©2009 DWS Investments  Distributors, Inc. All rights reserved. R-10819 (04/09)

STM71996

Deutsche Bank AG has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission, or SEC, relation to the M-Notes. Before you invest, you should read the prospectus in that registration statement and other documents relating to the M-Notes being offered that Deutsche Bank AG files with the SEC for more complete information about Deutsche Bank AG and the M-Notes offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov.
Alternatively, Deutsche Bank AG, any agent or any dealer participating in an
M-Notes offering will arrange to send you to the prospectus, prospectus supplement and any applicable term sheet if you so regret by calling toll-free
1-800-311-4409.

In connection with a particular offering of M-Notes, you may revoke your offer to purchase the M-Notes at any time prior to the time at which the Issuer accepts such offer by notifying in applicable agent. The Issuer reserves the right to change the terms of, or reject any offer to purchase, the M-Notes prior to their issuance. The Issuer will, via the applicable agency, notify you in the event of any changes to the terms of the M-Notes, and you will be asked to accept such changes in connection with you purchase of any M-Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the M-Notes.

ISSUER FREE WRITING PROSPECTUS Files Pursuant to Rule 433 Registration
Statement No. 333-137902 Dated: January 9, 2009

RISK CONSIDERATIONS: Before purchasing a structured product, investors should carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them.
Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisors in connection with any investment in a structured product.

DWS Investments is part of Deutsche Bank's Asset Management division and, within the US, represents the retail asset management activities of Deutsche
Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management
Americas Inc. and DWS Trust Company. NOT FDIC/NCUA INSURED OR GUARANTEED, MAY
LOSE VALUE, NO BANK GUARANTEE, NOT A DEPOSIT, NOT INSURED BY ANY FEDERAL
GOVERNMENT AGENCY. DWS INVESTMENTS DISTRIBUTORS, INC., 222 SOUTH RIVERSIDE
PLAZA, CHICAGO, ILLINOIS 60606-5808 | email: rep@dws.com | web:
dws-investments.com | tel: (800) 621-1148 | DWS STRUCTURED PRODUCTS | 345 PARK
AVENUE, 27TH FLOOR, NEW YORK, NY 10154 | email: dws-sp@db.com | web: dws-sp.com
| tel: (866) 637-9185 | (C)2009 DWS Investments Distributors, Inc. All rights
reserved. R-10819 (04/09)

STM71996

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Deutsche Bank AG has filed a registration statement (including a prospectus and prospectus supplement) with the Securities and Exchange Commission, or SEC, relation to the M-Notes. Before you invest, you should read the prospectus in that registration statement and other documents relating to the M-Notes being offered that Deutsche Bank AG files with the SEC for more complete information about Deutsche Bank AG and the M-Notes offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in an M-Notes offering will arrange to send you to the prospectus, prospectus supplement and any applicable term sheet if you so regret by calling toll-free 1-800-311-4409.

In connection with a particular offering of M-Notes, you may revoke your offer to purchase the M-Notes at any time prior to the time at which the Issuer accepts such offer by notifying in applicable agent. The Issuer reserves the right to change the terms of, or reject any offer to purchase, the M-Notes prior to their issuance. The Issuer will, via the applicable agency, notify you in the event of any changes to the terms of the M-Notes, and you will be asked to accept such changes in connection with you purchase of any M-Notes. You may also choose to reject such changes, in which case we may reject your offer to purchase the M-Notes.

ISSUER FREE WRITING PROSPECTUS | Files Pursuant to Rule 433 | Registration Statement No. 333-137902 | Dated: April 21, 2009

RISK CONSIDERATIONS: Before purchasing a structured product, investors hould carefully consider the risks associated with an investment in the structured product and whether the structured product is a suitable investment for them. Before investing, prospective investors should read the prospectus relating to the particular structured product. In addition, investors are encouraged to consult with their investment, legal, accounting, tax and other advisers in connection with any investment in a structured product.

DWS Investments is part of Deutsche Bank’s Asset Management division and, within the US, represents the retail asset management activities of Deutsche Bank AG, Deutsche Bank Trust Company Americas, Deutsche Investment Management Americas Inc. and DWS Trust Company NOT FDIC/NCUA. INSURED OR GUARANTEED, MAY LOSE VALUE, NO BANK GUARANTEE, NOT A DEPOSIT, NOT INSURED BY ANY  FEDERAL GOVERNMENT. DWS AGENCY INVESTMENTS DISTRIBUTORS, INC., 222 SOUTH RIVERSIDE PLAZA, CHICAGO, ILLINOIS 60606-5808 | email: rep@dws.com | web: dws-investments.com | tel: (800) 621-1148 | DWS STRUCTURED PRODUCTS | 345 PARK AVENUE, 27TH FLOOR, NEW YORK, NY 10154 | email: dws-sp@db.com | web: dws-sp.com | tel: (866) 637-9185 | ©2009 DWS Investments Distributors, Inc. All rights reserved. R-10819 (04/09)

STM71996

M-NOTES:

PRINCIPAL PROTECTION AND 'ABSOLUTE RETURN'

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We believe that Structured Products are playing an ever-growing role in generating returns, as well as in assisting investors with managing portfolio risk and volatility.

M-Notes are a fully principal protected, structured product that provides investors with 100% principal protection* combined with the potential for positive returns in both `bullish' and `bearish'-markets (i.e., market neutral).

M-Notes may be structured to provide investors with exposure to a wide variety of assets including equity, equity indexes, commodities and commodity indexes.

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A PRINCIPAL PROTECTED, MARKET NEUTRAL INVESTMENT

M-Notes are a principal protected investment that provide investors with full principal protection at maturity, subject to the credit of the issuer, and the potential to benefit from either positive or negative market movements.

M-Notes are short dated investments that do not pay coupons. Instead, M-Notes provide for a one time payment at maturity based upon the price performance of an underlying. If the underlying never closes above a pre-determined upper barrier or below a pre-determined lower barrier during the term of the note, the investor will receive the absolute value of the percentage price return of the underlying at maturity.

M-Notes allow investors to receive a positive return, even if the value of the underlying has decreased -- as long as the underlying has not closed above or below the applicable barrier during the term of the notes, investors will receive a positive return on M-Notes. Generally, the pre-determined barriers are between +/ -15% to +/ -30% of the level or price of the underlying on the trade date. If either barrier is breached (i.e., the underlying closes above the upper barrier or below the lower barrier during the term of the notes), the investor will receive only their initial investment and, if applicable, any minimum return amount, at maturity (i.e., the M-Notes will not return any amount in excess of the original investment plus a minimum return amount, if any).

As a principal protected* type of investment, M-Notes will not return less than the initial investment at maturity, subject to the credit of the issuer.

* Principal protected if held to maturity, subject to the credit of the issuer.

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POTENTIAL BENEFITS

o    Principal Protection provides a minimum return at maturity of 100% of invested principal, subject to the credit of the issuer.

o    Absolute Return' feature permits investors to potentially benefit from increases and decreases in the underlying over a pre-determined range
     (i.e., between the upper and lower barriers).

SELECTED RISKS

o    Investors have credit exposure to the issuer for all amounts due on
     M-Notes.

o    Returns are only realized at maturity.

o    If either return barrier is breached, investors will receive at maturity only their original invested principal, unless the M-Note provides for a minimum return, and will not participate in any appreciation of the underlying.

o    Investment in M-Notes does not receive or participate in dividends or other distributions on the underlying.

o    M-Notes are subject to market conditions prior to maturity and consequently may trade at a discount in the secondary market.

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                                   [GRAPHIC}

The chart (above) details the return profile of hypothetical M-Notes with a
100% participation rate, a +22% upper barrier and a -22% lower barrier. The chart shows what the returns would be for these hypothetical M-Notes based upon the hypothetical performance of the underlying where the underlying never closes above the upper barrier or below the lower barrier on any trading day during the term of the M-Notes. If the underlying does close above the upper barrier or below the lower barrier on any trading day during the term of the
M-Notes, investors will receive at maturity only the return of their original invested principal. The hypothetical scenario is not reflective of the reinvestment of dividends and does not reflect advisory fees, brokerage or other commissions, or any other expenses that an investor may incur in connection with the M-Notes. No representation is made that any trading strategy or account will, or is likely to, achieve results similar to those shown. This hypothetical scenario is neither an indicator nor guarantee of future returns. Actual results will vary, perhaps materially, from those shown.

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SELECTED RISK CONSIDERATIONS

o    Market Risk
     The return on the M-Notes at maturity, if any, is linked to the performance of the underlying and will depend on, among other things, whether the closing price or level ever exceeds the upper barrier or falls below the lower barrier.

o    M-Notes May Not Pay More than the Principal Amount
     You may receive a lower payment at maturity than you would have received if you had invested in the underlying.

     If the M-Notes performance component is zero, unless the M-Notes provide for a minimum return, you will receive only your principal amount at maturity, subject to the credit of the issuer.

o    Certain Built-in Costs are Likely to Adversely Affect the Value of the
     M-Notes Prior to Maturity
     Certain built-in costs, such as the agent's commission and the Issuer's estimated cost of hedging, are likely to adversely affect the value of the
     M-Notes prior to maturity. You should be willing and able to hold your
     M-Notes to maturity.

     No Interest or Dividend Payments or Voting Rights

     You will not receive interest payments on the M-Notes or have voting rights or rights to receive cash dividends or other distributions on the
     M-Notes or the Underlying.

     Lack of Liquidity

     There may be little or no secondary market for the M-Notes. The M-Notes will not be listed on any securities exchange.

     The Issuer's Research, Opinions or Recommendations Could Affect the Level
     of the Index or the Market Value of the M-Notes

     The Issuer and its affiliates and agents may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the M-Notes, which could affect the level or price of the
     Underlying or the value of the M-Notes

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o    Potential Conflicts
     Because the Issuer and its affiliates play a variety of roles in connection with the issuance of the M-Notes, including acting as calculation agent and hedging its obligations under the M-Notes, the economic interests of the calculation agent and other affiliates of the
     Issuer are potentially adverse to your interests as an investor in the
     M-Notes.

o    Many Economic and Market Factors Will Affect the Value of the M-Notes
     In addition to the level of the Underlying on any day, the value of the
     M-Notes will be affected by a number of complex and interrelated economic and market factors that may either offset or magnify each other.

o    Additional Considerations
     Other risks may apply to a particular M-Note. You should read the risk factors in the offering document for a particular M-Note prior to making any investment.

DWS INVESTMENTS + ADVISOR TRAINING = ADVISOR SUCCESS

DWS Investments provides a robust training and marketing program to help educate you on these innovative investments as well as to provide you with the tools necessary to educate your clients. Indeed, we have made education the foundation of our structured products business and provide industry-leading materials including: fact sheets, brochures, multimedia and other content all designed to support you and your clients.

In addition, DWS Investments is here to support you with a cutting-edge website
www.dws-sp.com, a toll-free help line 866-637-9185 and, most importantly, a nationwide team of wholesalers.

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